Exhibit 12.5

INTERCREDITOR AND SUBORDINATION AGREEMENT

This Intercreditor and Subordination Agreement (this “Agreement”), dated as of January 27, 2005 is entered into by and between Vision Technologies, Inc., a Kansas corporation (“Vision” or “Subordinated Lender”) and Entrepreneur Growth Capital LLC (“Senior Lender”), to determine the parties’ respective rights, remedies and interests with respect to BOUNDLESS CORPORATION, BOUNDLESS TECHNOLOGIES, INC., BOUNDLESS MANUFACTURING SERVICES, INC., and BOUNDLESS ACQUISITION CORP., each a Debtor-in-Possession (hereinafter, whether one or more, called “Borrower”). This Agreement is made with respect to the following facts:

A.   Vision is a secured creditor of Borrower, as evidenced by certain documents and/or Orders listed on Exhibit A, attached hereto and made a part hereof (the “Vision Documents”). The Vision Documents are collectively referred to herein as the “Subordinated Lender’s Documents.”

B.   Senior Lender is proposing to extend various secured financial accommodations to Borrower for the purposes of, among others, providing working capital. However, Senior Lender is unwilling to provide such financial accommodations unless Subordinated Lender subordinates its claim in the manner set forth below. Subordinated Lender hereby acknowledges and affirms that Senior Lender’s financial accommodations to Borrower constitute valuable consideration to Subordinated Lender.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged by the parties hereto, and to induce Senior Lender to extend such financial accommodations to Borrower as it may determine, and to better secure Senior Lender with respect to the foregoing, the parties hereby agree as follows:

1.	Subordination and Standby.

Indebtedness. Except as set forth in Section 2 of this Agreement, unless and until all Senior Indebtedness (as hereinafter defined) has been fully paid and satisfied in cash, Subordinated Lender shall not accept or receive, by setoff or in any other manner, from Borrower the whole or any part of any sums which may now or hereafter be owing to Subordinated Lender by Borrower, or any of its predecessors, successors or assigns, including, without limitation, a receiver, trustee or debtor in possession (the term “Borrower” shall hereinafter include any such predecessors, successors or assigns) under or in connection with the Subordinated Indebtedness (as herein defined); provided, however, that nothing contained in this Agreement shall affect or impair the right of Subordinated Lender Vision to receive payments of money or distributions of property, including distributions of the stock of Borrower as Borrower may be reorganized pursuant to a plan of reorganization proposed for Borrower, pursuant or with respect to Borrower’s chapter 11 bankruptcy case pending in the United States Bankruptcy Court, Eastern District of New York. And, further provided, that notwithstanding anything to the contrary contained in this Agreement, any receipt by Subordinated Lender Vision of any such payments or stock in a reorganized Borrower shall be free and clear of any claim, lien or interest of Senior Lender.

Liens and Security Interests. Any and all of Subordinated Lender’s liens and security interests against any assets of Borrower and any other assets securing the Subordinated Indebtedness (as hereinafter defined), whether now existing or hereafter granted or arising, shall in each case be subordinate to the rights, liens and interests held by Senior Lender with respect to the Senior Indebtedness. Accordingly, except as set forth in Section 2 of this Agreement, unless and until all of the Senior Indebtedness has been fully paid and satisfied in cash, Subordinated Lender shall have no right either to possess any such assets, enforce any security interests in, foreclose, levy or execute upon, or collect or attach any such assets, whether by private or judicial action or otherwise.

“Senior Indebtedness”. The term “Senior Indebtedness” shall mean, collectively, (i) all indebtedness and other obligations of Borrower now or hereafter existing under that certain Loan and Security Agreement of even date herewith between Borrower and Senior Lender (the “EGC Loan Agreement”) and all other documents, instruments and agreements executed by Borrower with or in favor of Senior Lender in connection therewith, as they may be amended, supplemented, extended, renewed, modified or restated from time to time, whether for principal, premium, interest (including all interest accruing after the initiation of any bankruptcy case, whether or not allowed), fees, expenses, indemnities or otherwise; and (ii) all other indebtedness for credit extended by Senior Lender to Borrower from time to time, whether for principal, premium, interest (including all interest accruing after the initiation of any bankruptcy case, whether or not allowed), fees, expenses, indemnities or otherwise.

“Subordinated Indebtedness”. The term “Subordinated Indebtedness” shall mean, collectively, all indebtedness and other obligations of Borrower to Subordinated Lender under the Subordinated Lender’s Documents and/or the Borrower’s confirmed plan of reorganization and any other document, instrument, or agreement, whether the sums represent principal, interest, dividends, costs, attorneys’ fees, charges, or other obligations due or not due, whether incurred directly or indirectly and whether absolute or contingent.

2.      Permitted Payments. Notwithstanding anything to the contrary contained herein, Borrower may pay to Subordinated Lender, and Subordinated Lender may accept or receive free and clear of any claim, lien or interest of Senior Lender, and shall not be required to hold in trust, those payments and/or distributions of property, including shares of stock in the reorganized Borrower, described in Borrowers’ confirmed plan of reorganization (the “Plan”) the terms of which are hereby incorporated by reference (collectively, the “Permitted Payments”); Subordinated Lender agrees that prepayments of the Subordinated Indebtedness or payments resulting from either the breach of any covenant or warranty contained in the Subordinated Lender’s Documents or the acceleration of any amounts due thereunder shall not be Permitted Payments for the purpose of this Agreement.

3.	Payment Blockages.

Payment Blockage Notices. Upon the occurrence and at any time during the continuation of any Default (as herein defined) under the EGC Loan Agreement, Senior Lender may deliver written notice thereof to Subordinated Lender in the manner set forth herein (each a “Payment Blockage Notice”), specifying the Default or Defaults upon which such Payment Blockage Notice is based. A Payment Blockage shall be in effect for the purposes of Section 2 hereof from the date of delivery or deemed delivery of any Payment Blockage Notice through the date on which all Defaults are cured or waived in writing or the benefits of such Payment Blockage are waived in writing by Senior Lender.

“Defaults”. For the purposes of this Agreement, “Default” shall mean any event of default under the Plan or Event of Default under and as defined in the EGC Loan Agreement, any default under any other document, instrument or agreement evidencing all or any part of the Senior Indebtedness, or any other failure to pay any portion of the principal of, premium, if any, or interest on any Senior Indebtedness as and when due and payable (as a result of maturity, acceleration or otherwise).

4.	Modifications of Indebtedness.

Senior Indebtedness. Senior Lender shall have the right, without notice to Subordinated Lender, to amend, supplement or modify the Senior Indebtedness, in any manner whatsoever, including, without limitation, any extensions or shortening of time of payments (even if such shortening causes any Senior Indebtedness to be due on demand or otherwise), any revision of any amortization schedule with respect thereto, and any increase in the amount of the Senior Indebtedness, and Subordinated Lender consents and agrees to any such amendment, supplement or modification.

Subordinated Indebtedness. Subordinated Lender understands and agrees that neither the Subordinated Lender’s Documents nor any other document, instrument or agreement evidencing all or any part of the Subordinated Indebtedness, including the Plan, may be modified or amended without Senior Lender’s prior written consent.

5.      Payments Received by Subordinated Lender. Except as provided in Section 2 hereof, if any payment, distribution or any collateral proceeds thereof is received by Subordinated Lender from Borrower with respect to the Subordinated Indebtedness prior to the satisfaction in full of all the Senior Indebtedness in cash, Subordinated Lender shall receive and hold the same in trust as trustee for the benefit of Senior Lender and shall forthwith deliver such assets to Senior Lender in precisely the form received (except for the endorsement or assignment by Subordinated Lender where necessary), for application on any of the Senior Indebtedness, due or not due. In the event of the failure of Subordinated Lender to make any such endorsement or assignment to Senior Lender, Senior Lender and any of its officers or agents are hereby irrevocably authorized to make such endorsement or assignment.

6.      Postpetition Financing; Liens. Subordinated Lender hereby expressly consents to the granting by Borrower to Senior Lender of senior liens and priorities in connection with post-petition financing of Borrower by Senior Lender.

7.      Sale of Assets. In the event of a sale of some or all of the assets of Borrower, Subordinated Lender agrees to release its security interest in such assets, or any of them, upon the request of Senior Lender; provided that such assets are sold for fair value and in a commercially reasonable manner with the net proceeds being applied to the Senior Indebtedness, whether or not Subordinated Lender will receive any proceeds from such sale.

8.      Instrument Legends. The faces of the Subordinated Lender’s Documents and any other instrument evidencing the Subordinated Indebtedness or any portion thereof will be forthwith inscribed with a legend conspicuously indicating that payment thereon is subordinated to the claims of Senior Lender pursuant to the terms of this Agreement, and copies thereof will forthwith be delivered to Senior Lender. Any debt instrument evidencing any of the Subordinated Indebtedness or any portion thereof which is hereafter executed will, on the date thereof, be inscribed with the aforesaid legend, and copies thereof will be delivered to Senior Lender on the date of its execution or within five (5) business days thereafter.

9.      Additional Remedies. In the event of a Default under the Plan or Event of Default as defined in the EGC Loan Agreement, or any default under any other document, instrument or agreement evidencing all or any part of the Senior Indebtedness, or any other failure of Borrower to pay any portion of the principal of, premium, if any, or interest on any Senior Indebtedness as and when due and payable (as a result of maturity, acceleration or otherwise), or if Borrowers’ Chapter 11 proceeding is converted to a proceeding under Chapter 7, or if an operating trustee is appointed, then in such event:

(a)     the Borrower shall immediately be prohibited from use of any cash collateral, and (i) the Senior Indebtedness shall become immediately due and payable; (ii) Senior Lender may charge the Borrower the default rate of interest as set forth in the EGC Loan Agreement on all then outstanding Senior Indebtedness; and (iii) the Borrower and the Subordinated Lender shall be deemed to have irrevocably: (x) consented to the enforcement of the rights set forth in this Agreement; (y) expressly waived all rights (including, without limitation, all rights under § 105 of the Bankruptcy Code) to object to, contest, enjoin or otherwise hinder, impair or interfere with the enforcement of the Senior Lender’s rights, and (z) consented that any purported or actual attempt by the Borrower to cure an Event of Default subsequent to the expiration of any applicable grace period set forth in the EGC Loan Agreement shall not in any manner render moot or prevent the enforcement of the Senior Lender’s rights. The exercise of any option is not exclusive of any other option which may be exercised at any time by Senior Lender;

(b)    The Bankruptcy Court (the “Court”) shall hold a hearing within three (3) business days after written notice provided by Senior Lender to counsel to the Borrower, the U.S. Trustee, counsel to the Subordinated Lender Vision and counsel to any committee of the occurrence of one or more Events of Default, for relief from the automatic stay imposed by §362 of the Bankruptcy Code in order to enforce the rights and remedies available to Senior Lender under the EGC Loan Agreement and this Agreement;

(c)     Upon the occurrence of any one or more Events of Default, on two (2) business days’ prior written notice by facsimile or email transmission to counsel to the Borrower, the unsecured creditor’s committee (the “Committee”), the Subordinated Lender and the U.S. Trustee (which notice shall be good and sufficient notice), Senior Lender shall have the right to an expedited hearing for an order appointing a Chapter 11 trustee in accordance with Section 1104 of the Bankruptcy Code. Upon the appointment of such a trustee, Senior Lender may provide debtor-in-possession financing to the Borrower, in Senior Lender’s sole discretion, in an amount to be determined for the period from the date of the appointment of the trustee through the date of the sale of the Borrower’s assets, which financing shall be deemed to be advanced under the debtor in possession financing approved by the Court and/or provided in the Plan;

(d)    Upon the occurrence of any one or more Events of Default, on two (2) business days’ prior written notice by facsimile or email transmission to counsel to the Borrower, the Committee, the Subordinated Lender and the U.S. Trustee (which notice shall be good and sufficient notice), Senior Lender shall have the right to an expedited hearing to request that an absolute auction sale in accordance with §363 of the Bankruptcy Code of the Borrower’s interests in any of its assets on such terms as the Court shall find appropriate; provided, however, that the sale shall take place on no less than 15 days notice, and the minimum bid shall not be less than the outstanding amount of the Senior Indebtedness, plus $100,000. All proceeds from the sale of Borrower’s assets shall be first applied to the Senior Indebtedness; and

(e)     On the effective date of the Plan, the Borrower will issue amended and restated loan documents to reflect their secured obligations to Senior Lender in form and substance acceptable to Senior Lender.

10.    Subordinated Lender’s Waivers. All of the Senior Indebtedness shall be deemed to have been made or incurred in reliance upon this Agreement. Subordinated Lender expressly waives all notice of the acceptance by Senior Lender of the subordination and other provisions of this Agreement and agrees that Senior Lender has made no warranties or representations with respect to the legality, validity, enforceability, collectability or perfection of the Senior Indebtedness or any liens or security interests held in connection therewith.

Subordinated Lender agrees that Senior Lender shall be entitled to manage and supervise its loans in accordance with applicable law and its usual practices, modified from time to time as it deems appropriate under the circumstances, without regard to the existence of any rights that Subordinated Lender may now or hereafter have in or to any of Borrowers’ assets. Senior Lender shall have no liability to Subordinated Lender as a result of any and all lawful actions which Senior Lender takes or omits to take (including, without limitation, actions with respect to the creation, perfection or continuation of its liens or security interest, actions with respect to the occurrence of a Default, actions with respect to the foreclosure upon, sale, release or failure to realize upon, any of its collateral, and actions with respect to the collection of any claim for all or any part of the Senior Indebtedness from any account debtor or any other party), regardless of whether any such actions or omissions may affect Senior Lender’s rights to deficiency or Subordinated Lender’s rights of subrogation or reimbursement.

Senior Lender may, from time to time, enter into agreements and settlements with Borrower as it may determine, including, without limitation, any substitution of collateral, any release of any lien or security interest and any release of Borrower. Subordinated Lender waives any and all rights it may have to require Senior Lender to marshal assets.

11.    Waivers. No waiver shall be deemed to be made by Senior Lender or Subordinated Lender of any of their respective rights hereunder unless it is in writing signed by the waiving party. Each such waiver shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of the other party to the waiving party in any other respect at any other time.

12.    Information Concerning Financial Condition. Subordinated Lender hereby assumes responsibility for keeping themselves informed of the financial condition of Borrower and of all other circumstances bearing upon the risk of nonpayment of the Senior Indebtedness, and agree that Senior Lender shall have no duty to advise them of information known to Senior Lender regarding such condition or any such circumstances. In the event Senior Lender, in its sole discretion, undertakes, at any time or from time to time, to provide any such information to Subordinated Lender, Senior Lender shall be under no obligation (i) to provide any such information to Subordinated Lender on any subsequent occasion, (ii) to undertake any investigation not a part of its regular business routine, or (iii) to disclose any information which, pursuant to its commercial finance practices, Senior Lender wishes to maintain confidential.

13.    Third Party Beneficiaries. This Agreement is solely for the benefit of Senior Lender, Subordinated Lender and their respective successors and assigns, and neither Borrower nor any other persons or entities are intended to be third party beneficiaries hereunder or to have any right, benefit, priority or interest under, or because of the existence of, or to have any right to enforce, this Agreement. Senior Lender and Subordinated Lender shall have the right to modify or terminate this Agreement at any time without notice to or approval of Borrower or any other person or persons.

Nothing in this Agreement is intended to or shall impair, as between Borrower and its creditors other than Senior Lender and Subordinated Lender, the obligation of Borrower, which is absolute and unconditional, to pay to Subordinated Lender the principal of and interest on the Subordinated Lender’s Documents and all of the Subordinated Indebtedness as and when the same shall become due and payable in accordance with their terms, or affect the relative rights of Subordinated Lender and creditors of Borrower other than Senior Lender.

14.    Notices. For the purposes of this Agreement, written notices shall be sent by U.S. first class mail, postage prepaid; or by U.S. certified mail, return receipt requested, postage prepaid; or by personal delivery; or by facsimile confirmed by the recipient; and addressed to the notified party at its address set forth below its signature line, or such other address specified by the party with like notice. Notices shall be deemed received three (3) business days after deposit in the U.S. mail, if sent by first class mail; upon the date set forth in the return receipt, if by certified mail; on the day of confirmation of delivery by the recipient, if by facsimile; or on the day of transmittal by personal delivery.

15.    Costs and Attorneys’ Fees. If there is any claim or controversy litigated in any lawsuit between any of the parties hereto in connection with this Agreement, the prevailing parties in the lawsuit shall be entitled to recover from the other parties their reasonable costs and attorneys’ fees.

16.    Consent to Jurisdiction; Additional Waivers. Subordinated Lender and Senior Lender each consent to the jurisdiction of any state or federal court located within New York County, NY or Nassau County, NY. Subordinated Lender waives personal service of any and all process upon it, and consents that all service of process be made in the manner set forth in Section 15 of this Agreement. Subordinated Lender and Senior Lender each waive, to the fullest extent each may effectively do so, any defense or objection based upon forum non conveniens and any defense or objection to venue of any action instituted within New York County, NY or Nassau County, NY. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT.

17.    Governing Law. This Agreement has been delivered and accepted at and shall be deemed to have been made in the State of New York, and shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the internal laws (as opposed to conflicts of laws provisions) of the State of New York.

18.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties’ respective successors and assigns, subject to the provisions hereof.

19.    Integrated Agreement. This Agreement sets forth the entire understanding of the parties with respect to the within matters and may not be modified or amended except upon a writing signed by all parties.

20.    Authority. Each of the signatories hereto certifies that such party has all necessary authority to execute this Agreement.

21.    Expiration. Notwithstanding anything set forth above to the contrary, this Agreement shall automatically expire upon the effective date of the Borrower’s confirmed Plan of Reorganization.

22.    Counterparts. This Agreement may be executed in one or more counterparts, each one of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. An executed facsimile of this Agreement shall be deemed to be a valid and binding agreement between the parties hereto.

VISION TECHNOLOGIES, INC.

“Subordinated Lender”

By:	/s/ Oscar L. Smith
Name:	Oscar L. Smith
Title:	President

Address for notices:

c/o Howard Kleinberg, Esq.

1505 Kellum Place

Mineola, NY 11501

“Senior Lender”

ENTREPRENEUR GROWTH CAPITAL LLC

By:	/s/ Dean Landis
Name:	Dean Landis
Title:	President

Address for notices:

545 Madison Avenue, 6th Floor

New York, NY 10022

FAX: (212) 838-4840

Acknowledgment page follows

All of the foregoing is consented and agreed to as of

the date first set forth above:

BOUNDLESS CORPORATION, Debtor-in-Possession		BOUNDLESS TECHNOLOGIES, INC., Debtor-in-Possession
By:	/s/ Joseph Gardner	By:	/s/ Joseph Gardner
Name:	Joseph Gardner	Name:	Joseph Gardner
Title:	CFO	Title:	CFO

BOUNDLESS MANUFACTURING SERVICES, INC., Debtor-in-Possession		BOUNDLESS ACQUISITION CORP., Debtor-in-Possession
By:	/s/ Joseph Gardner	By:	/s/ Joseph Gardner
Name:	Joseph Gardner	Name:	Joseph Gardner
Title:	CFO	Title:	CFO

EXHIBIT A

LIST OF DOCUMENTS AND ORDERS EVIDENCING VISION’S

SECURED DEBT